Exhibit 10.5
11 November 2004
                            QuikCAT Australia Pty Ltd
                              (ABN 82 106 946 043)
                                                                3/56Mount Street
                                                              WEST PERTH WA 6005
                                                                M: 0411 77 55 73
                                                           E: mbj@quikcat.au.com
PRIVATE & CONFIDENTIAL
Alan Margerison
Chief Executive Officer
IA Global, Inc.
533 Airport Blvd. Suite 400
Burlingame, CA 94010

Dear Alan:

NORTH AMERICA MARKETING AND DISTRIBUTION ARRANGEMENT

Based on our discussions and emails over the past fortnight, I set out here in our agreement to allow QuikCAT Australia Pty Ltd ("QCA") to market and distribute its Fastband Internet & Email Accelerator ("Fastband"), notwithstanding the "Restraint" in clause 2.2 of the Internet Accelerator Assignment Agreement dated 15 September 2004.

QCA is entitled to market Fastband at its own expense in the North American market as of the date of this letter, as an officially appointed sales distributor by IA Global Acquisition Co ("IGA") under the following terms:

     1. Existing customers - current revenue levels: IGA receives 100% of revenue and pays any third party commissions (capped at 15%). i.e. IGA receives minimum 85% of revenue.

          Note: Commission would only be payable on conversion to Fastband where the contract reasonably demonstrates that revenue will lift above existing revenue levels.

     2. Existing customers - additional revenue: Once the revenues for gross total fees/customer (ie each customer is a separate case) exceed what they paid for their September 2004 licenses, QCA receives 50% of that excess amount. IGA receive 50% of excess. IGA and QCA pay third party commissions (capped at 15%) in proportion to their revenue take.

          Note: IGA maintains the US operation and supports these customers. QCA must pay for any additional support cost that are incurred and which the current IGA resources are unable to handle. For the purposes of this agreement, "existing customers" are defined by those billed in the September 2004 by IGA.

     3. New customers: New customers sign Fastband license agreements directly with QCA and all customer liability stays with QCA. Revenue: IGA receives 25%, QCA receives 75%. IGA and QCA pay third party commissions (capped at 15%) in proportion to their revenue take. QCA pays all support costs.

     4. There is no change in the status of the option fee of $213,000 related to the North America iNet operations. However this arrangement stands if the option is not exercised then this agreement ends 31 December 31, 2005. If the option is exercised then QCA ceases to pay IGA any fees under this agreement.

 Yours sincerely

 /s/ Mark Jenkins

 Mark Jenkins
 Director

 Accepted for and on behalf of IA Global Acquisition Co

 /s/ Alan Margerison
 -------------------------
 By Alan Margerison
 Director


 Accepted for and on behalf of IA Global Inc

 /s/ Alan Margerison
 -------------------------
 By Alan Margerison
 Director

                                        2